SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

ORACLE CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Changes to http://www.oracle.com/peoplesoft

Feb. 4, 2004

http://www.oracle.com/peoplesoft/index.html?content.html

Oracle Raises PeopleSoft Bid to $26 per Share

Oracle tender offer expires on March 12, Department of Justice decision expected by then

[Link to the press release announcing price increase]

PeopleSoft has scheduled its annual shareholder meeting for March 25, 2004, with a record date for voting of February 10, 2004. As a result of this accelerated schedule, the last date for shareholders to make regular open market purchases of PeopleSoft shares is February 5, 2004, if they want to vote at the annual meeting. Shareholders of PeopleSoft need to be sure that their shares are not out on loan by their bank or brokerage firm if they want to vote at this important meeting.

“We believe this acquisition is pro-competitive, will benefit the customers of both companies, and will make Oracle an even more profitable company,” said Oracle’s CEO, Larry Ellison. “ We stand by our pledge to support the PeopleSoft customer base and provide enhanced support for PeopleSoft products.”

Jeff Henley, Oracle’s Chairman and CFO, said, “Given PeopleSoft’s current prospects, including its recent downward revisions to earnings guidance for the first quarter, we believe our offer presents compelling value to PeopleSoft’s stockholders. Oracle remains fully committed to completing this deal on terms that will benefit the stockholders of both companies. We expect this transaction to result in substantial cost savings, be accretive in the first year excluding amortization of intangibles, and involve minimal business integration risk.”

IMPORTANT DATES

1/23/04—Oracle annouces independent slate of nominees to PeopleSoft board. [Link to press release announcing Oracle’s slate of nominees]

1/30/04—PeopleSoft schedules annual meeting for March 25, substantially earlier than normal.

2/4/04—Oracle raises PeopleSoft bid to $26 per share. [Link to the press release announcing price increase]

2/5/04—Final day to purchase shares in the open market to be eligible to vote those shares at the PeopleSoft shareholder meeting on March 25, 2004.

2/10/04—Record date for determining shareholders eligible to vote at the PeopleSoft shareholder meeting on March 25, 2004.

3/12/04—Expiration of Oracle tender offer of $26 in cash.

3/25/04—PeopleSoft annual shareholder meeting.

MORE INFORMATION

Read the transcript of the November 24, 2003 conference call with Chuck Phillips, Safra Catz, and Jeff Henley (PDF 83K). [Link to transcript]

Get Informed

Oracle Shareholders: Meaningful, positive impact on future financial results.

PeopleSoft Shareholders: Fully financed, no risk, US$26 cash offer per share.

Oracle tender offer expires on March 12.

PeopleSoft Annual Meeting on March 25.

Customers: Bottom line is no risk to software investments.

Find out how the benefits are real and substantial. [Link to communication with customers]

Get answers to your most frequently asked questions. [Link to answers]

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON JULY 24, 2003. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

http://www.oracle.com/peoplesoft/index.html?customers.html

Benefits to Customers

On February 3, 2004, Oracle announced that it has raised its bid for PeopleSoft to $26.00 per share. Oracle remains absolutely convinced that a stronger combined applications business from Oracle and PeopleSoft is good for competition, good for investors, and, most importantly, good for customers. For Oracle customers, this combination will result in continued momentum for the Oracle E-Business Suite while ensuring that new features and enhancements will be developed as scheduled. Further, the best aspects of the PeopleSoft product line will be integrated into future generations of the Oracle E-Business Suite.

For PeopleSoft customers, the benefits are real and substantial:

A commitment from Oracle, a company with significant resources, to support the PeopleSoft product line for at least the next ten years. Oracle’s interest in PeopleSoft customers is not dependent on migrating to Oracle applications or database. Rather, we will extend support for the PeopleSoft product line and will not force customers to migrate. We believe this public commitment to support a product for such a long period of time is unprecedented in the software industry.

Customers can expect to receive ongoing enhancements in functionality and regular product maintenance. Since many of these customers have made substantial investments in the implementation, management and ongoing use of the PeopleSoft products, Oracle will add new features to ensure that these investments are maximized. Oracle itself has many more applications developers than PeopleSoft, and on a combined basis we expect to improve the PeopleSoft products over time.

Customers will receive extended global support. Our aim is to bring the PeopleSoft product family into the Oracle product family and support it just as if it was an Oracle product. We expect PeopleSoft customers to experience a higher level of service. Few companies in the technology sector can approach the breadth of Oracle’s global support operations.

Oracle will offer future applications that combine the best features and functions of each company’s products, and to offer these products to customers more quickly. Further, the combination of the two companies’ customer bases will create a larger customer base in several industries which justifies increased investment for software enhancements unique to selected verticals.

PeopleSoft customers will receive free module-for-module upgrades to the E-Business Suite. Customers can stay on PeopleSoft applications or migrate to Oracle applications at their discretion. Either way, it’s entirely their choice and Oracle will support both options.

In fact, Oracle announced several initiatives at our applications conference last week around integration that enable customers to more easily connect applications in a mixed environment.

We know how to do this. When Oracle acquired Rdb from Digital Equipment Corporation in 1994, we promised to focus on quality and stability while enhancing features based on customer demand. Nine years and thousands of satisfied customers later, we’re doing exactly that. In fact, we’ve developed more than 50 percent of the code base and sponsor annual customer forums worldwide.

The bottom line is that there will be no risk to customers’ investments. Oracle believes this combination will help drive down the total cost of ownership for enterprise software applications.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON JULY 24, 2003. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

http://www.oracle.com/peoplesoft/index.html?oracle_shareholders.html

Oracle Shareholder Benefits

We’ve done a thorough analysis of the business and cash flows and arrived at our final price of $26.00 per share.

Accretive in the first year, excluding amortization of intangibles.

Expanded business opportunities (expanded customer base, increased up-sell and cross-sell opportunities).

Minimal integration risk.

Improved industry fundamentals.

Oracle’s applications business strong and gaining momentum; Oracle applications license revenue grew 27% in the last quarter.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON JULY 24, 2003. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

http://www.oracle.com/peoplesoft/index.html?shareholders.html

PeopleSoft Annual Meeting

Meeting date—Thursday, March 25, 2004

Final Date to Purchase Shares to be Eligible to Vote—Thursday, February 5, 2004

Record date for voting—Tuesday, February 10, 2004

Oracle has nominated five independent directors for shareholders to elect on March 25, 2004. Oracle will also ask PeopleSoft shareholders to increase the size of the PeopleSoft board to nine members from eight. Oracle will be filing with the SEC and mailing to all PeopleSoft shareholders Proxy materials regarding the election of its proposed nominees and its proposals. For more information, read the press release.

Questions and requests for assistance can be directed to MacKenzie Partners, Inc. at (800) 322-2885 toll-free or (212) 929-5500, or by email at proxy@mackenziepartners.com.

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND

RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON JULY 24, 2003. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.

Oracle Corporation and its nominees to the Oracle board will be soliciting proxies for use at the 2004 Annual Meeting, or at any adjournment or postponement thereof, to vote in favor of the Oracle Nominees identified in this Notice and to vote on any other matters that shall be voted upon at the 2004 Annual Meeting. Oracle will be filing a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2004 Annual Meeting (the “Proxy Statement”). Promptly after filing a definitive Proxy Statement with the SEC, Oracle will mail the Proxy Statement and a BLUE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. Oracle has engaged MacKenzie Partners Inc. (“MacKenzie”) to assist it in the solicitation of proxies from PeopleSoft stockholders. Oracle has agreed to pay customary compensation to MacKenzie for such services. In addition, Oracle has agreed to reimburse MacKenzie for its reasonable out-of-pocket expenses and to indemnify them and certain related persons against certain liabilities relating to or arising out of the engagement. In its role as financial advisor to Oracle, Credit Suisse First Boston LLC (“CSFB”) may also assist in the solicitation of proxies from PeopleSoft stockholders. CSFB will not receive any fees for or in connection with its solicitation activities, other than the fees due CSFB for its services as financial advisor to Oracle and as Dealer Manager in connection with Oracle’s tender offer. In addition, directors, officers and employees of Oracle may solicit proxies although no additional compensation will be paid to directors, officers or employees for such services.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on July 24, 2003 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.